Exhibit 99.1
MESSAGE FROM THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
If you believe that the global capital goods markets are likely to remain strong over the next several years, if you believe the world is in the early stages of an extended commercial aerospace build cycle, if you believe in the global infrastructure build and rebuild, and if you believe that developed and developing economies need more electrical energy, then you should like the fundamentals that drive ATI’s major businesses.
2007 A Record Year; Strong Balance Sheet
In 2007, we strengthened our position in key global markets, launched new production facilities, and further strengthened our balance sheet while achieving record sales and earnings. Highlighting our financial performance in 2007, sales reached an all-time high of $5.5 billion and net income increased 30% to $747 million, or $7.26 per share.
Our balance sheet is in the best shape it has ever been with stockholders’ equity of $2.2 billion. We had more cash than debt at the end of 2007. ATI has an investment grade credit rating from the rating agencies. Our U.S. defined benefit pension plan was 111% funded at the end of 2007. Return on shareholders’ equity at the end of 2007 was 40% and return on capital employed was 31%.
We are investing for profitable growth to continue to increase the value of ATI. We have invested more than $800 million in the last three years, and currently plan capital investments of approximately $500 million in 2008. Our capital investments are expected to be self-funded. We increased our dividend nearly 40% in 2007, which was the third consecutive year of significant increase, and we announced a $500 million share repurchase program in November 2007.
Our ATI Business System efforts continued to drive improved safety performance, cost reduction, and lean manufacturing throughout our operations. As a result of our ongoing focus and commitment to a safe workplace, our OSHA Lost Time Case Rate was 0.52 in 2007, which we believe to be competitive with world-class performance. We also achieved $112 million in gross cost reductions in 2007, which exceeded our $100 million target for 2007. We remain focused on cost reductions and have a $100 million cost reduction target for 2008.
Strong Diversified Markets
ATI’s performance is being driven by four major global, diversified markets. In 2007, the aerospace and defense market accounted for 31% of ATI sales; the chemical process industry and oil & gas market represented 24% of sales; sales to the electrical energy market, both power generation and distribution, were 13% of sales; and sales to the medical market represented 3% of sales. So, more than 70% of ATI’s sales in 2007 were from the global aerospace and defense, infrastructure, energy, and medical markets.
In 2007, we derived one of every four sales dollars, or $1.5 billion, from direct international sales. When we analyze where the products of our customers eventually end up, we believe that international economies are responsible for at least 50% of ATI’s total sales. For example, today’s commercial aircraft orders and deliveries are primarily driven by non-U.S. airlines. Another example, our ATI 2003™ Lean Duplex Alloy is being used for the largest stainless roof in the world, which is on an airport in the Middle East. Our direct customer, the roof’s fabricator, is located in the United States.
In order to better focus ATI’s products and technologies on our key global growth markets, we operate with market sector teams: ATI Aerospace & Defense, ATI Electrical Energy, ATI Chemical Processing, ATI Oil & Gas, and ATI Medical. We believe that successfully meeting a customer’s needs in one application can create new opportunities for other ATI products.
Market sector teams bring to customers the full breadth of our capabilities from our specialty metals mill products to our tungsten cutting tools. To better serve customers in key growth markets, our cutting tools business has developed unique capabilities for difficult-to-machine specialty metals, such as titanium alloys and nickel-based alloys. No other company can offer customers such a span of specialty metals and cutting tool technology capabilities.
These teams broaden our perspective of global markets and growth opportunities by combining ATI’s knowledge and understanding of customer needs with market opportunities and trends. Simultaneously, the teams present the customer with a more comprehensive view of ATI’s products and services.
Outlook for 2008 and Beyond
As I write this letter in March 2008, we hear about turmoil in the financial markets; we are awaiting the first flight of Boeing’s 787 Dreamliner; and the U.S. economy is working through a slowdown in housing and existing and potential additional credit issues. We are pragmatic on the fundamentals and drivers of ATI’s business over the long-term. Our outlook for 2008 and beyond is positive.
ATI’s titanium mill products and other specialty metals are used in the current and the new generation of commercial and military aircraft as well as in the new fuel efficient jet engines that power them.
Our aerospace customers report record backlogs for airplanes, jet engines, and jet engine spare parts. The new generation of aircraft, such as Boeing’s 787 Dreamliner, uses significantly more pounds of our titanium mill products. In addition, next-generation jet engines use more of our mission-critical premium titanium alloys and nickel-based superalloys to reduce weight and burn hotter for improved fuel efficiency.
We believe the global infrastructure build and rebuild will continue. The world’s population is growing and more people are moving into an expanding global middle class. This demographic and economic trend is having a meaningful impact on end uses for our specialty metals products, such as applications used in fertilizers and food production, and clean water. These trends also suggest that the world requires more electricity. That means greater demand for our products that go into power generation plants and electrical distribution transformers.
In addition to the growing demand for electrical energy, the U.S. energy infrastructure is aging and must become more efficient. It needs to be fixed and upgraded. In my view, ignoring our nation’s energy infrastructure is not a viable option.
ATI is a leader in enabling sustainability through those systems that lead to greater energy production and improved energy efficiency. Our grain-oriented electrical steel (GOES) is essential to improving the efficiency of the electrical energy grid. In 2007, the U.S. Department of Energy (DOE) published rules that establish requirements for more efficient transformers. ATI is one of the leading producers in the world capable of making the premium grade GOES required for these more efficient transformers.
We are one of the leading manufacturers of large iron castings necessary for wind turbines, and one of the few global producers of zirconium and hafnium alloys required for nuclear power plants. We are a leading producer of premium titanium alloys and nickel- based alloys necessary for today’s more fuel efficient jet engines. We are one of a few manufacturers who produce the specialty metals used in turbochargers that help improve automotive fuel efficiency. Our products are also used in high efficiency appliances and gas furnaces. In addition, our premium alloys are used in desalination plants that convert seawater to clean, potable water.
Adding to Our Unsurpassed Manufacturing Capabilities
ATI focuses on the specialty metals that are differentiated, mission critical, at the high end of technology, and difficult to produce. I have said, and still believe, that we are in a renaissance for the specialty metals that ATI makes.
ATI is investing for organic growth because we believe a great company needs unsurpassed manufacturing capabilities to achieve profitable growth and to compete more effectively in the global economy. A great company cannot have old, tired assets even if it has leading technologies. Great companies need smart people, the latest equipment, and the most advanced technology to provide customers the best solutions with unparalleled service.

We are investing in the United States because we believe that a U.S. manufacturer can effectively compete in a global economy. We have a highly-skilled and productive workforce. We believe our customers value the fact that ATI is a technology leader and provides a geopolitically secure source of diversified specialty metals.
What are we doing? Let’s start with titanium. We forecast annual global demand for titanium mill products to grow by 120 million pounds, compared to the 2006 level, to approximately 350 million pounds in 2011. In 2005, ATI shipped 32 million pounds of titanium mill products. We expect our titanium mill product shipments in 2008 to be approximately 50 million pounds, growing to over 60 million pounds by 2011.
To meet this future demand, ATI is adding titanium sponge production in Oregon and Utah. We are expanding our titanium and premium nickel alloy melt capabilities in North Carolina, Oregon, Washington, and Pennsylvania. We are expanding our titanium and specialty plate operation in Pennsylvania, and we are adding to our forging capacity and capabilities in North Carolina.
In addition, we restarted idle zirconium sponge capacity in 2007 in Oregon, and we are adding new zirconium sponge capacity in 2008. Our zirconium capacity expansion is targeted to support projected growth in the global chemical processing and nuclear energy markets. We believe we are at the beginning of a global nuclear electrical energy revival.
In order to double our capacity to produce components for electrical energy wind turbines, we acquired production assets in Michigan to manufacture and machine large iron castings. We are transforming this facility to serve the growing wind energy market.
Also, we are tripling the Precision Rolled Strip® capacity of our STAL joint venture in China to better serve the electronics and communication markets.
These capital projects are helping to advance ATI’s technology and manufacturing leadership in these difficult-to-produce specialty metals. They also provide the necessary capabilities to manufacture advanced components needed for next-generation and future- generation aircraft airframes and jet engines, electrical power plants, alternative energy applications, energy saving products, and other global infrastructure projects.
We are positioned to capitalize on what we do well. Our future is being secured by the people of ATI, and our technology and product diversification. ATI has long been a leader in specialty metals technology and the capital investments are aimed at maintaining and enhancing our mission-critical role.
Our future is being driven by the demands of the world’s citizens — for mobility, manufactured goods, clean air and water, and a modern infrastructure — and by our customers who make the products to meet these demands. ATI and our customers together are focused on developing the technology and products that enable social progress and industrial development.
We have a defined view of the future, and we have the financial means and people to continue to move ATI forward.
Value-Based Leadership
Each year, I remind you how we define the guiding principles of Building the World’s Best Specialty Metals Company™. These principles drive our strategy. It starts with Value-Based Leadership. Value-Based Leaders are the true difference in companies that move people to new levels of achievement and success. I look for the leaders within ATI to move this company forward by demonstrating these key attributes as individuals:
•	Integrity as the Cornerstone of Leadership...being honest and forthright in everything. Empowering people to trust, communicate, and take action within established boundaries.

•	Accountability for outcomes that ensure the long-term success of ATI.

•	Safety and Health and Environmental Compliance are the prerequisites to all operations.

•	Product Quality and Excellence are demonstrated in everything we do.

•	Technology, Creativity, Learning, and Freedom of people to reach their individual potential is the culture of the company.
In Building the World’s Best Specialty Metals Company, we focus on markets whose prospects are largely tied to long-cycle industries that are currently in what we see as the early stages of long-term growth.
In Building the World’s Best Specialty Metals Company, we aim to do more, make our products better, and implement and execute faster through the ATI Business System (ATIBS). ATIBS drives our lean manufacturing initiatives, improves safety, quality and yields, further reduces overhead cost structures and delivers excellent customer reliability and service.
Two long-time members of our Board of Directors will retire at the Annual Stockholders Meeting in May. Bob Bozzone is retiring after serving on our Board for over 20 years. Bob also served as Chairman and CEO of ATI in the past. Craig McClelland will also retire after serving on our Board for over 20 years. On behalf of the Board, stockholders, and employees I want to thank Bob and Craig for their many contributions to the success of ATI. On a personal note, I want to thank both of them for their support and counsel, which has been invaluable to me and the entire ATI management team. We wish Bob and Craig a very happy, healthy, and prosperous retirement.
Tom Williams, President of ATI Allvac, announced his retirement effective March 31, 2008, concluding a 42-year distinguished career with our Company. Tom is a true value-based leader who guided Allvac to new levels of achievement and success. Allvac is recognized as the premiere supplier of high performance metals to the aerospace and defense industry and other global markets. Tom Williams is also a member of ATI management’s executive committee and played an important role in the execution of our strategic growth initiatives. Hunter Dalton will succeed Tom. I am confident that Hunter can help us achieve our goal of further profitable growth at Allvac.
I also want to personally thank our stockholders, our Board of Directors, our employees, and the communities in which we operate our businesses for their continued support of ATI.
/s/ Pat Hassey
Pat Hassey
Chairman, President and Chief Executive Officer